Exhibit 10.1

SEPARATION AND CONSULTING SERVICES AGREEMENT

This Separation and Consulting Services Agreement (this “Agreement”), dated as of the Consulting Services Effective Date (as defined below), is entered into by and between Walgreen Co., an Illinois corporation, on behalf of itself and its subsidiaries and affiliates (the “Company”), and John Driscoll (“Driscoll” or “Consultant” as indicated below). The Company and Driscoll are referred to collectively as the “Parties” and each as a “Party” herein.

WHEREAS, Driscoll is currently employed by the Company as EVP and President of Walgreens Health;

WHEREAS, Driscoll is ceasing employment with the Company, effective as of April 8, 2024, or such earlier or later date as may be agreed between Driscoll and the Company (the “Cessation Date”);

WHEREAS, the Company desires that, immediately following the Cessation Date, Driscoll shall provide the consulting services described below to the Company (the “Consulting Arrangement”); and

WHEREAS, both Parties wish to enter into this Agreement to govern the terms and conditions of the Consulting Arrangement and certain final employment terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Consulting Services Effective Date. The “Consulting Services Effective Date” of this Agreement shall be the first business day following the Cessation Date.

2. Services. During the Term (as defined in Section 4 below), Consultant agrees to provide the following services (the “Services”) to the Company:

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Serve as strategic advisor to the WBA Chief Executive Officer and Walgreens Health President, supporting key healthcare objectives, projects and initiatives as requested, including but not limited to WBA’s U.S. Healthcare strategies, related Board engagement matters, CareCentrix and Shields strategies and initiatives, and M&A strategies and initiatives.

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Serve as a strategic advisor to the WBA Chief Executive Officer and Lead Director regarding VillageMD, and, as directed, continue to represent the Company’s interests as a member of the VillageMD Board of Directors.

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Provide periodic reports of activities and deliverables to the WBA Chief Executive Officer and Walgreens Health President, on a monthly or other periodic basis agreed upon by the Company and Consultant.

For the avoidance of doubt and consistent with Section 9(a) below, as an independent contractor of the Company during the Term, Consultant is not authorized to make any fiduciary or other commitments on behalf of the Company, is not authorized to communicate externally on behalf of the Company, and shall not manage or supervise any Company team members or other Company consultants/contractors, except as specifically approved in advance by the WBA Chief Executive Officer.

Consultant agrees to devote sufficient time and attention to the performance of the Services, with the expectation that Consultant will spend an average of approximately 15 hours per week in providing the Services; subject to the Company’s right to limit the Services and corresponding time commitment as it sees fit. The Company agrees to provide Consultant with access to all information necessary for Consultant to render such Services. Given this expectation that Consultant’s average monthly Services will be more than 20% of the average level of services performed by Driscoll for the Company, it is understood and agreed by the Parties that, while serving as Consultant during the Term, Driscoll will not incur a Separation from Service from the Company (as defined in the WBA 2021 Omnibus Incentive Plan (the “Omnibus Plan”)), and as a result, Driscoll will continue to vest in all outstanding Performance Shares and Restricted Stock Units (each, as defined in the Omnibus Plan) during the Term, in each case, as issued under the Omnibus Plan (the “Incentive Awards”). At the conclusion of the Term, subject to the last sentence of Section 4 below, Driscoll will be deemed to have a Separation from Service as a result of Retirement (as defined in the Omnibus Plan), and all unvested and outstanding Restricted Stock Units and Performance Shares shall be treated in accordance with the terms of the applicable Award Agreements, pursuant to which Restricted Stock Units and Performance Shares shall vest pro rata based on the portion of the vesting or performance period completed as of the conclusion of the Term, and vested Performance Shares shall settle based on actual company performance at the end of the performance period.

As a retiree, Driscoll will also qualify for a pro rata fiscal year 2024 bonus payment (the “2024 Bonus”) pursuant to the WBA Management Incentive Plan, which shall be paid at the same time annual bonuses are paid to other employees receiving bonuses under the WBA Management Incentive Plan. The 2024 Bonus will not be subject to any adjustment for individual performance, and any Company performance metrics used to calculate the 2024 Bonus will be based on actual Company performance. The 2024 Bonus will be pro-rated through the Cessation Date and calculated based on Driscoll’s base salary paid through the Cessation Date.

3. Consideration.

(a) Fees. As consideration for the Services, the Company shall pay Consultant at the rate of $40,000 per month, with a pro-rated amount to be paid for any partial month during the Term. The monthly fee for each month of the Term shall be processed during the last week of the month and paid on or before the 15th day of the following month.

(b) Administrative Support. During the Term, Consultant shall be provided with administrative assistant support from within the Company, consistent with past practices related to Consultant’s administrative support in effect as of the Cessation Date, as needed to support the performance of the Services.

(c) Expenses. Consultant shall be reimbursed for all pre-approved, reasonable expenses incurred by Consultant in the performance of the Services, in accordance with the Company’s business expense policies and guidelines applicable to the Company’s executive officers.

(d) Taxes. Consultant shall be responsible for all income and other taxes due to any taxing authority with respect to the fees provided hereunder. The Company is not required to pay, nor will Consultant invoice the Company for sales tax on Services. Each Party shall be responsible for the payment of other taxes, if any, imposed upon it in connection with, or as a result of, this Agreement.

4. Term of Agreement. This Agreement will commence on the Consulting Services Effective Date and shall continue through November 1, 2024 (the “Term”), provided that:

(a) the Company may terminate this Agreement at any time prior to the end of the Term for Cause upon at least five days’ advance written notice to Consultant. Termination for “Cause” shall mean the termination of Consultant’s Services due to: (i) material breach of the terms of this Agreement, (ii) an act or acts of material dishonesty committed by Consultant which results in harm to the Company, (iii) a material violation of any anti-harassment or anti-discrimination policies or procedures of the Company, or (iv) a willful and deliberate or grossly negligent material violation of any written Company policy applicable to Consultant;

(b) Consultant may terminate this Agreement prior to the end of the Term upon the material breach of this Agreement by the Company; and

(c) the Term shall expire immediately upon Consultant’s death or permanent disability.

Fees shall be paid until the Term ends or expires for any reason. Following the completion of the Term, this Agreement shall end, subject to the possible extension of the Term of this Agreement by mutual written agreement of the parties. If so extended, the parties shall execute an amendment to this Agreement or new Agreement to cover the terms and condition of the extended Agreement. Unless the Agreement is terminated by the Company for Cause, Consultant’s Separation from Service at the conclusion of the Term shall be deemed a Retirement and the Incentive Awards and 2024 Bonus shall be handled as described in Section 2 hereof.

5. Termination. Upon termination of this Agreement, the Company shall pay Consultant for fees and expenses incurred prior to the effective date of termination. Pursuant to its terms, Section 6 below will survive any expiration or termination of this Agreement.

6. Restrictive Covenants; Confidential Information. During the Term, Driscoll shall remain subject to all continuing restrictive covenants and other continuing obligations as a former employee of the Company, including but not limited to all confidentiality, non-disclosure, non-disparagement, non-compete and non-solicitation obligations included or referenced in the Non-Competition, Non-Solicitation and Confidentiality Agreements signed by Driscoll as of his date of hire with the Company and in connection with long-term incentive award agreements (the “Non-Compete Agreements”). In addition, given the nature and scope of the Services under his Agreement and the related highly-sensitive Company information to which Consultant will have access during the Term, it is agreed that the post-employment non-compete and non-solicitation periods under the Non-Compete Agreements shall be extended to apply during the Term and for the stated 12-month (non-compete) and 24-month (non-solicit) post-employment periods beginning after the end of the Term of this Agreement. Consultant shall also be independently subject under this Agreement to the obligation to maintain the confidentiality of all Confidential Information (as defined in Section 7 below) during the Term and at all times thereafter.

7. Company Property. On or before the last day of the Term, Consultant shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Consultant’s possession, custody or control which relates or belongs to the Company or any one or more of its affiliates, including, without limitation, all, Confidential Information (defined below), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, electronic data, notes, materials, records, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise, on Company equipment or Consultant’s personal equipment) that relate or refer in any to (1) the Company or any one or more of its affiliates, its business or its employees, or (2) the Company’s Confidential Information or similar information. By signing this Agreement, Consultant represents and warrants that Consultant has not retained and has or shall timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Consultant later discover additional items described or referenced in subsections (a) or (b) above, Consultant shall promptly notify the Company and return/deliver such items to the Company. “Confidential Information” means information (1) disclosed to or known by Driscoll as a consequence of or through his employment or consulting arrangement with the Company or one of its affiliates; and (2) which relates to any aspect of the Company’s or an affiliate’s business, research, or development, and shall include, but is not limited to, the Company’s or an affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with the Company, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Company, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to the Company or an affiliate by a third party under restrictions against disclosure or use by the Company or others. Nothing in this Section shall be construed, however, to require Consultant to return to the Company any publicly available information or other information Driscoll obtained by reason of his ownership of Company stock or debt.

8. Warranties. Consultant warrants that the Services (a) will be performed in a diligent and professional manner; (b) will conform to the provisions of this Agreement; and (c) will be performed in accordance with applicable laws.

9. General Provisions.

(a) Independent Contractor. Consultant understands and agrees that Consultant is serving as an independent contractor of the Company during the Term, and that Consultant is not an employee of the Company. Consultant further understands and agrees that the Company will not withhold any income or other taxes from the fees paid hereunder and that Consultant is responsible for paying Consultant’s own income, social security, Medicare and other applicable taxes. Consultant further understands and agrees that Consultant will not have any right to the benefits under, or rights and privileges to participate in, the Company’s employee benefit plans

(all of which are made available only to the Company’s employees), except as provided to him as a former employee of the Company pursuant to the applicable plans and programs, including the continued vesting of his Incentive Awards under the Omnibus Plan as discussed in Section 2 hereof. Consultant further agrees that any future reclassification of Consultant from independent contractor to employee status by a taxing authority will not confer upon Consultant eligibility for any retroactive or prospective Company benefits.

(b) Intellectual Property. Consultant agrees that all patentable or copyrightable ideas, writings, drawings, inventions, designs, parts, machines or processes developed solely as a result of, or in the course of, the Services shall be the property of the Company. Consultant herewith assigns all rights in such intellectual property to the Company, and shall supply all assistance reasonably requested in securing for the Company’s benefit any patent, copyright, trademark, service mark, license, right or other evidence of ownership of any such intellectual property, and will provide full information regarding any such item and execute all appropriate documentation prepared by the Company in applying or otherwise registering, in the Company’s name, all rights to any such item. The Company has the right to make, use, buy or sell any product or service derived from the Services performed under this Agreement to its affiliates and subsidiaries.

(c) Conduct. Consultant will comply with all applicable Company policies during the Term, including, but limited to: (i) no smoking; (ii) drug-free environment; (iii) dress code; (iv) non-harassment; (v) travel/expense guidelines; (vi) all safety and security policies (including a prohibition against weapons), and (vii) computer security and use policies.

(d) Non-Assignment. Consultant may not assign or delegate this Agreement or any of Consultant’s rights or obligations under this Agreement without the prior written consent of the Company. Any attempted assignment or delegation without the necessary consent shall be void. Subject to the provisions of this Section, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement. The Parties shall execute two originals of this Agreement (one for each Party), whether or not executed in counterparts.

(f) Entire Agreement. Except as otherwise specified herein, this Agreement supersedes all prior understandings and agreements between the Parties with respect to the subject matter hereof and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(g) Governing Law. This Agreement shall be interpreted according to the laws of the State of Illinois.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto.

WALGREEN CO.

By:	/s/ Elizabeth Burger

Name:	Elizabeth Burger

Title:	CHRO

Dated:	3/27/24

CONSULTANT

/s/ John Driscoll
John Driscoll

Dated:	3/26/24